Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Third Quarter 2013 and Addresses Key Questions from Investors on Quarterly Conference Call

Conference call to be held on Thursday, November 7 at 4:30pm Eastern Time

BOTHELL, WA and VANCOUVER, British Columbia, Nov. 7, 2013 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced third quarter 2013 financial results and will address frequently asked questions from investors during the quarterly conference call. Questions, including recent inquiries regarding the clinical development program and prostate cancer market landscape, were submitted via the Company’s website and other communication channels.

The Company will discuss timelines for the primary registration Phase 3 SYNERGY trial, designed to evaluate a survival benefit for custirsen in combination with first-line docetaxel chemotherapy in men with metastatic castrate-resistant prostate cancer (CRPC).

The planned efficacy interim analysis for SYNERGY has not yet occurred. Once the interim analysis has been conducted and the Independent Data Monitoring Committee (IDMC) has rendered their recommendation, an update will be provided. Final SYNERGY results continue to be expected by mid-2014; however, results could be announced sooner in the event the IDMC recommends an early unblinding of the trial.

“We are pleased with the tremendous clinical development progress of both custirsen and apatorsen in 2013, and are excited about the future as we approach key data announcements for both of these product candidates,” stated Scott Cormack, President and CEO of OncoGenex. “We continue to execute according to plan and remain confident in our ability to change the lives of people living with cancer.”

Third Quarter 2013 Financial Update and Results

•	Revenue for the three and nine months ended September 30, 2013 increased to $9.9 million and $21.3 million, respectively. This compares to $6.6 million and $10.3 million, respectively, in the same periods in 2012. The increases in 2013 compared to 2012 were due to an increase in revenue earned through the Company’s strategic collaboration with Teva, as a result of the clinical development activities associated with the AFFINITY trial that was initiated in August 2012.

•	Total operating expenses for the three and nine months ended September 30, 2013 increased to $20.5 million and $49.6 million, respectively, compared to $14.9 million and $30.1 million, respectively, in the same periods in 2012. The increases in 2013 compared to 2012 were due primarily to increased clinical trial expenses associated with patient enrollment and treatment in the AFFINITY and Borealis-1 trials, increased costs related to the investigator-sponsored trials, increased employee expenses due to an increase in the number of employees to support our clinical development activities and increased toxicology expenses related to apatorsen and OGX-225. These increases were partially offset by lower manufacturing costs due to the timing of apatorsen manufacturing activities.

•	Net loss for the three and nine months ended September 30, 2013 was $10.1 million, or $0.68 per diluted common share, and $25.2 million, or $1.72 per diluted common share, respectively. Net loss for the three and nine months ended September 30, 2012 was $5.9 million, or $0.40 per diluted common share, and $17.0 million, or $1.29 per diluted common share, respectively. The net loss in the nine months ended September 30, 2013 included a non-cash gain on revaluation of the warrant liability of $2.9 million compared with $2.5 million in the nine months ended September 30, 2012.

•	The Company had $46.8 million in cash, cash equivalents and short-term investments as of September 30, 2013, compared to $75.4 million as of December 31, 2012.

•	2013 cash guidance:

•	Net cash requirements are expected to be in the range of $40 - $50 million.

•	Year-end cash, cash equivalents and short-term investments are expected to be in the range of $25 - $35 million.

•	Based on its current expectations, the Company believes its capital resources as of September 30, 2013 will be sufficient to fund its currently planned operations into 2015 and through the expected release of final survival results from both the Synergy and Borealis-1 trials. The cash burn is expected to be reduced in 2014 compared with 2013 because the company-sponsored Borealis-1 trial is expected to incur the majority of its costs in 2013. Further, the investigator-sponsored OGX-427 Phase 2 trials are substantially less capital-intensive than company-sponsored trials.

•	At November 7, 2013, The Company had 14,707,636 shares outstanding.

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Collaboration revenue	$9,862	$6,570	$21,278	$10,315
Operating expenses:
Research and development	18,004	12,895	42,122	24,303
General and administrative	2,473	1,965	7,446	5,749

Total operating expenses	20,477	14,860	49,568	30,052

Loss from operations	(10,615)	(8,290)	(28,290)	(19,737)
Other income	561	2,370	3,119	2,742

Net loss	$(10,054)	$(5,920)	$(25,171)	$(16,995)

Basic and diluted net loss per share	$(0.68)	$(0.40)	$(1.72)	$(1.29)

Weighted average number of basic and diluted common shares	14,690,984	14,619,842	14,675,244	13,141,940

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash	$47,091	$75,697
Interest receivable	295	327
Amounts receivable	9,922	714
Prepaid expenses and other current assets	2,713	3,755
Property, equipment and other assets	1,618	1,523

Total assets	$61,639	$82,016

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$12,730	$7,050
Current portion of long-term obligations	1,090	1,084
Warrant liability	548	3,422
Long term liabilities	3,728	4,253
Stockholders’ equity	43,543	66,207

Total liabilities and stockholders’ equity	$61,639	$82,016

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, November 7, 2013, to provide a business update and discuss the third quarter 2013 results.

A live event will be available on the Investor Relations section of the OncoGenex website at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days. You can also monitor key information from the conference call by following the new OncoGenex Investor Relations Twitter account at: http://twitter.com/@OncoGenex_IR.

ABOUT ONCOGENEX

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial completion and design, statements regarding the potential benefits and potential development of our product candidates and statements regarding our future expenses and the use and adequacy of our cash resources. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the risk that our product candidates will not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product candidates and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535